Exhibit 19
Groupon Inc.

Insider Trading Policy

Groupon, Inc. (the “Company”) and its Board of Directors have adopted this Insider Trading Policy (this “Policy”) both to satisfy our obligation to prevent insider trading and to help you avoid the severe consequences associated with violations of the insider trading laws. The Policy also is intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company.

Scope of Policy

Persons Covered. This Policy applies to all directors, officers, employees, agents and consultants of the Company and its subsidiaries and affiliated companies. In this Policy, references to “you” include:

•your family members who reside with you;

•else who lives in your household;

•any family members who do not live in your household but whose transactions in securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in securities);

•any person to whom you have disclosed material, nonpublic information; and

•any person acting on your behalf or on behalf of any individual listed above.

You are responsible for making sure that the purchase or sale of any security covered by this Policy by any such person complies with this Policy.

Securities Covered. Although it is most likely that the “material, nonpublic information” you possess will relate to the common stock of the Company, the Company may from time to time issue other securities that are publicly traded and, therefore, subject to this Policy. In addition, this Policy applies to purchases and sales of the securities of other entities, including customers or suppliers of the Company and entities with which the Company may be negotiating major transactions (such as an acquisition, investment or sale of assets). Information that is not material to the Company may nevertheless be material to those entities.

Statement of Policy

No Trading on “Material, Nonpublic Information.” If you possess “material, nonpublic information” relating to the Company, its subsidiaries or any other entity, you may not (a) purchase or sell securities of the Company or such other entity, (b) direct any other person to purchase or sell such securities or (c) disclose the information to anyone outside the Company.

Material, Nonpublic Information. “Material, nonpublic information” is information that is not available to the public at large that could affect the market price of a security and which a reasonable investor would regard as important in deciding whether to buy, sell or hold the security. Either positive or negative information may be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided. Common examples of material information are:

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•forecasts, estimates or projections of earnings or results of operations for current or future periods;

•significant operational metrics such as traffic, customers and units;

•news of a pending or proposed merger, acquisition, tender offer, divestiture or disposition of significant assets;

•significant new products, services or markets;

•actual or threatened major litigation, or the resolution of such litigation;

•major events regarding securities, including the declaration of a stock split, dividend or the offering of additional securities (debt or equity);

•new major contracts, orders, suppliers, customers or finance sources, or the loss thereof;

•a change in management or directors; or

•financial liquidity problems.

Public Information. Information is considered to be available to the public only when it has been released to the public through appropriate channels (for example, by means of a press release, a publicly accessible conference call or a governmental filing) and enough time has elapsed to permit the investment market to absorb and evaluate the information. As a general rule, information is considered absorbed and evaluated after the completion of the second trading day after the information is released.

Improper Disclosure. The Company has authorized only certain individuals to publicly release material, nonpublic information. Unless you are explicitly authorized to do so, you must refrain from discussing material, nonpublic information with anyone outside the Company. If such information is improperly disclosed to outsiders, the Company may be forced to release it publicly. For example, an improper disclosure which results in a news story about a pending acquisition may require public release of plans that could upset the transaction. Therefore, you should avoid discussing such information in public and should ensure that documents containing sensitive information about the Company are secure and are not distributed improperly. You should review and comply with the Company’s Global Code of Conduct and Fair Disclosure Policy, which cover disclosure of Company information.

“Black Out” Periods

A “black out” period is a period during which you may not execute transactions in Company securities. Please bear in mind that even if a black out period is not in effect, at no time may you trade in Company securities if you are aware of material, nonpublic information about the Company. For example, if the Company issues a quarterly earnings release and you are aware of other material, nonpublic information not disclosed in the earnings release, you may not trade in Company securities.

Earnings Black Out Periods. You may not buy or sell Company securities during the period beginning on the next trading day following the fifteenth calendar day of the last month of each fiscal quarter or fiscal year of the Company (or prior trading day if the 15th is a weekend or holiday) and ending following the completion of two market trading days after the public release of the financial results for such fiscal quarter or year (for example, by means of a press release, a publicly accessible conference call or a governmental filing). For example, the first quarter of 2019 ended on

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Sunday, March 31, 2019. If the Company issues its earnings release for the first quarter of 2019 prior to the opening of the market on Wednesday, May 1, 2019, your last day to purchase or sell the Company’s common stock will be Friday, March 15, 2019 and then you will not be able to purchase or sell until Friday, May 3, 2019 (because the market is closed on weekends). In accordance with this Policy, the Company will from time to time advise interested parties of the expected timing of its earnings releases.

Event-Specific Black Out Periods. The Company reserves the right to impose trading black out periods from time to time when, in the judgment of the Company, a black out period is warranted. A black out period may be imposed for any reason, including the Company’s involvement in a material transaction, the anticipated issuance of interim earnings guidance or other material public announcements. The existence of an event-specific black out period may not be announced, or may be announced only to those who are aware of the transaction or event giving rise to the black out period. If you are made aware of the existence of an event-specific black out period, you should not disclose the existence of such black out period to any other person. Individuals that are subject to event-specific black out periods will be contacted when these periods are instituted from time to time.

Pension Fund Black Out Periods. The Sarbanes-Oxley Act of 2002 prohibits all purchases, sales or transfers of Company securities by directors and officers of the Company during a “pension fund black out period.” A pension fund black out period exists whenever 50% or more of the participants in a Company benefit plan are unable to conduct transactions in their Company common stock accounts for more than three (3) consecutive business days. These black out periods typically occur when there is a change in the benefit plan’s trustee, record keeper or investment manager. Individuals that are subject to these black out periods will be contacted when these periods are instituted from time to time.

Hardship Exceptions. If you have an unexpected and urgent need to sell Company securities in order to generate cash you may, in appropriate circumstances, be permitted to sell Company securities during a black out period. Hardship exceptions may be granted only by the General Counsel and must be requested at least two (2) business days in advance of the proposed transaction.

Other Trading Restrictions

The Company considers it improper and inappropriate for you to engage in short-term or speculative transactions in Company securities or in other transactions in Company securities that may lead to inadvertent violations of the U.S. insider trading laws. Accordingly, your transactions in Company securities are subject to the following guidance.

Short Sales. You may not engage in short sales of Company securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery).

Publicly Traded Options and Hedging. You may not engage in transactions in publicly traded options on Company securities (such as puts, calls and other derivative securities) on an exchange or in any other organized market or purchase financial instruments or enter into hedging transactions designed to offset a decrease in the value of the Company’s securities.

Standing Orders. You should not place a standing order to buy or sell common stock. A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of material, nonpublic information may result in unlawful insider trading even if the standing order was placed at a time when you did not possess material, nonpublic information.

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Margin Account and Pledges. You may not pledge any Company securities as collateral for a loan and you may not hold Company securities as collateral in a margin account. You may not have control over these transactions as the securities may be sold at certain times without your consent. A margin or foreclosure sale that occurs when you are aware of material, nonpublic information may, under some circumstances, result in unlawful insider trading. An exception to this prohibition may be granted if you wish to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrate the financial capacity to repay the loan without resort to the pledged securities. If you wish to pledge Company securities as collateral for a loan, you must submit a request for approval to the General Counsel and the Chief Financial Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge and receive written authorization from the General Counsel. Notwithstanding anything set forth above, in the event of any request for an exception to this prohibition by the Chief Executive Officer, Chief Financial Officer or General Counsel, such individual must submit a request for approval to the Chairman of the Board of Directors of the Company or the Chairman of the Audit Committee of the Board of Directors at least two weeks prior to the proposed execution of documents evidencing the proposed pledge and receive written authorization therefrom.

Transactions Under Company Benefit Plans

The U.S. insider trading laws also restrict your ability to engage in certain transactions under the Company’s benefit plans, as described below:

Stock Option Exercises. You may exercise stock options for cash at any time. However, you may not sell the underlying shares of Company stock and you may not engage in a cashless exercise of a stock option through a broker (because this entails selling a portion of the underlying stock to cover the costs of exercise) during any black out period or while you possess material, nonpublic information.

Stock Incentive Plan. You may be granted stock-based compensation awards, including restricted shares, under the Groupon, Inc. 2011 Incentive Plan. You may not, however, sell any Company stock granted under the plan during any black out period or while you possess material, nonpublic information.

Rule 10b5-1 Plans

Transactions in Company securities under a plan that complies with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are not subject to the prohibition on trades during black out periods or the prohibition on trading while being aware of material, nonpublic information described above.

In general, a Rule 10b5-1 plan must be entered into before the employee is aware of material, nonpublic information and may not be adopted during a black out period. Once the plan is adopted, the employee must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. In addition, the plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on those matters to an independent third party.

All Rule 10b5-1 plans, and amendments thereto, shall be approved in writing by the General Counsel & Corporate Secretary, or another member of the legal department acting at the direction of the General Counsel & Corporate Secretary, at least thirty (30) days in advance of any trades thereunder and submitted to the Director of Compliance (“DOC”) for review.

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Corporate officers and directors are encouraged to employ Rule 10b5-1 plans in connection with any sale or disposition of Company securities. The Company requires that all Rule 10b5-1 plans be approved in writing and in advance by the Company’s counsel.

Section 16 Reporting; Pre-Clearance

Directors and executive officers of the Company must file periodic reports regarding their ownership of Company securities pursuant to Section l6(a) of the Exchange Act, and are subject to disgorgement of “short-swing” profits pursuant to Section l6(b) of the Exchange Act. Violations of or failure to comply with these requirements can result in Securities and Exchange Commission enforcement action. The Company will notify you if you are subject to Section 16 of the Exchange Act.

Directors, members of the senior executive team (STEAM) and such other individuals as the General Counsel may designate from time to time must pre-clear all transactions in Company securities with the Company’s General Counsel prior to executing such transactions unless such transactions are covered by an approved 10b5-1 plan. The General Counsel must pre-clear transactions in Company securities with the Chief Executive Officer and the Vice President & Deputy General Counsel, Corporate & Securities prior to executing such transactions unless such transactions are covered by an approved 10b5-1 plan. A request for pre-clearance should be submitted at least two business days in advance of the proposed transaction and contain a brief description of the proposed transaction.

Gift-Giving

You may donate Company stock you own at any time. If you maintain control over the timing of the sale of any donated stock, the sale is subject to the black out periods and the other rules herein.

Post-Termination Transactions

If you are aware of material, nonpublic information when your employment or service relationship terminates, you may not trade in Company securities until that information has been publicly released.

Consequences

Insider trading violations are pursued vigorously by the Securities and Exchange Commission and the U.S. Attorneys and are punished severely. The Audit Committee of the Board will review the conduct of those who violate the policy. Subject to the Audit Committee’s determination, that person may have to reimburse the Company for any fines, fees, or expenses incurred by the Company as a result of any noncompliance with the Insider Trading Policy, as well as face the cancellation of outstanding stock options and disqualification from performance-based compensation going forward. Failure to comply with this Policy may also subject you to additional Company-imposed sanctions, including dismissal for cause, whether or not your failure to comply results in a violation of law.

Procedures for Submission of Complaints

Submission of complaints from Company employees regarding actual or potential violations of the Insider Trading Policy shall follow the procedures set forth below:

•Complaints made may be submitted confidentially or anonymously via e-mail or mail;

•Upon receipt of a complaint, the DOC will: (a) determine whether the complaint relates to this Policy; and (b) when possible, acknowledge receipt of the complaint to the sender;

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•The DOC will review such complaints under the Audit Committee’s oversight. The review process shall, to the fullest extent possible, honor the confidentiality of the complainant;

•The DOC shall maintain a record of all complaints, including, but not limited to: (a) substance of complaint; (b) date of receipt of the complaint; (c) actions taken to investigate the complaint and the dates on which such actions were taken; (d) recommendations made in response to the complaint and the date such recommendations were made; and (e) outcome of the investigation into the complaint and the date such determination was made (collectively, the “DOC’s Log”);

•The DOC will notify the Audit Committee of any substantiated or meritorious complaints and review with the Audit Committee the appropriate corrective action;

•The DOC and/or the Audit Committee may utilize outside legal counsel and other experts and advisors to investigate allegations of improper insider trading;

•The Company will not take any inappropriate retaliatory action against any Company employee with respect to good faith reporting of complaints relating to or arising out of this Policy; and

•Copies of complaints and the DOC’s Log will be maintained for five (5) years from the date made.

Amended and Restated: October 19, 2023